Contacts:
Exelon
Investor Relations: Joyce Carson (312) 394-3441
Media Relations: Kellie Szabo (312) 394-3071
PSEG
Investor Relations: Sue Carson (973) 430-6565
Media Relations: Paul Rosengren (973) 430-5911
Exelon and PSEG Announce Agreement with U.S. Department Of Justice
CHICAGO and NEWARK (June 22, 2006) — Exelon Corporation (NYSE: EXC) and Public Service Enterprise Group Incorporated (NYSE: PEG) announced today that they have reached a comprehensive agreement with the Antitrust Division of the United States Department of Justice (DOJ), which resolves all competition issues reviewed by the DOJ in connection with the proposed merger of Exelon and PSEG.
Under the terms of the DOJ agreement, Exelon and PSEG will divest fossil-fuel fired electric generating stations with a total capacity of approximately 5,600 megawatts, assuring that the merger will not adversely affect competition. No divestiture of nuclear capacity or nuclear plants would be required by DOJ, as the increased fossil divestiture will resolve all competition issues. The fossil divestiture required by the settlement with DOJ will satisfy the requirements imposed by the Federal Energy Regulatory Commission (FERC) to divest fossil generation. The virtual nuclear divestiture approved by FERC in June 2005 continues to be a FERC requirement even though it is not required by DOJ. The divestitures will be required only if the merger closes.
“Our agreement with DOJ is a major milestone, and we are moving ahead to get our last remaining regulatory approval from the New Jersey Board of Public Utilities,” said John W. Rowe, chairman, president, and CEO of Exelon. “The DOJ’s comprehensive investigation and analysis encompassed millions of pages of documents, including testimony and other evidence presented by the staff of the New Jersey Board of Public Utilities, the New Jersey Ratepayer Advocate, and many other parties in the New Jersey proceedings. We are hopeful that the DOJ resolution will provide positive momentum that will enable us to complete our discussions in New Jersey as soon as possible.”
The final decision on whether to proceed with the merger will rest with the boards of both Exelon and PSEG after the terms and conditions of regulatory requirements are known.
Closing is anticipated in the third quarter upon completion of all required regulatory actions.
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The agreement with DOJ requires Exelon Electric & Gas to enter into agreements within 150 days after the merger closes to sell the following power plants and would give DOJ approval rights over the buyers to assure a competitive market after the divestiture:
•	Linden, a 1,544 MW combined cycle natural gas and peaking (gas/oil) facility owned by PSEG (Linden, N.J.)
•	Eddystone, a 1,408 MW coal-fired, mid-merit (oil/gas) and peaking (oil) facility owned by Exelon (Eddystone, Pa.)
•	Mercer, a 777 MW coal- and natural gas/oil-fired facility owned by PSEG (Hamilton, N.J.)
•	Hudson, a 991 MW coal- and natural gas-fired facility owned by PSEG (Jersey City, N.J.)
•	Sewaren Units 1-4, a 453 MW natural gas/oil steam facility owned by PSEG (Woodbridge, N.J.)
•	Cromby, a 345 MW coal- and natural gas/oil-fired facility owned by Exelon (Phoenixville, Pa.)
The divestiture would be the largest required in an energy company merger, involving 26 generating units located at these six plants.
The agreement with DOJ is embodied in a consent decree filed with the United States District Court for the District of Columbia. The consent decree resolves all competition issues found by DOJ after an exhaustive evaluation over 15 months involving a review of approximately 9 million pages of documents, scores of interviews and depositions, and extensive analysis of the competitive effects of the proposed merger. DOJ’s analysis included the energy and capacity markets in PJM, the vertical market concentration issues associated with combination of the electric and gas assets of the two companies, and the New Jersey Basic Generation Service (BGS) auction.
“We believe the comprehensive nature of DOJ’s review, with its antitrust expertise and considerable resources, provides substantial assurance that the merger will not adversely affect competition, considering the extensive divestiture required and the approval and enforcement mechanisms that are included in the consent decree. Following the divestitures required by DOJ, the combined company will have less fossil generation in the PJM East region than PSEG has today. The agreement will allow us to keep our nuclear generation. In fact, we believe the merger will be pro-competitive and, with increased output of low-cost nuclear generation resulting from the merger, will provide substantial energy cost reductions to customers in New Jersey and Pennsylvania as well as improved safety and reliability,” added E. James Ferland, chairman and CEO of PSEG.
Exelon and PSEG expect to begin the asset-sale process shortly, in order to execute sales promptly following the close of the merger.

Investor conference call information: Exelon and PSEG have scheduled an investor conference call for 5 p.m. ET (4 p.m. CT) on June 22, 2006. Spokespeople will be John Young, executive vice president of finance and markets and CFO for Exelon, and Tom O’Flynn, executive vice president and CFO of PSEG. The call-in number in the U.S. is 888-562-3356, and the international call-in number is 973-582-2700. No password is required. Media representatives are invited to participate on a listen-only basis. The call will be web-cast and archived on Exelon’s Web site (www.exeloncorp.com) and on PSEG’s Web site (www.pseg.com). Please select the Investor Relations page.
Corporate Profiles
Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.2 million customers in northern Illinois and Pennsylvania and natural gas to more than 470,000 customers in southeastern Pennsylvania. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.
Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, one of the largest independent power producers in the U.S.; Public Service Electric and Gas Company (PSE&G), New Jersey’s oldest and largest energy distribution utility company; and, PSEG Energy Holdings, a holding company for other non-regulated energy businesses.
Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include risks associated with the proposed merger of Exelon and PSEG that are included in the joint proxy statement/prospectus that Exelon filed with the SEC pursuant to Rule 424(b)(3) on June 3, 2005 (Registration No. 333-122704). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. Exelon and PSEG do not undertake any obligation to publicly release any revision to the forward-looking statements to reflect events or circumstances after the date of this release.
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